Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement on Form S-4 and related Prospectus of Leslie’s Poolmart, Inc. for the registration of $170,000,000 of 7¾% Senior Notes and to the inclusion therein of our report dated November 19, 2004, except for matters disclosed in Note 1 as to which our date is April 15, 2005, with respect to the consolidated financial statements of Leslie’s Poolmart, Inc. included in its Annual Report (Form 10-K) for the year ended October 2, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 13, 2005